Exhibit 4.7

THE WARRANT AND THE SECURITIES THAT MAY BE ACQUIRED UPON THE EXERCISE OF THE WARRANT HAVE NOT BEEN REGISTERED IN THE UNITED STATES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. NEITHER THE WARRANT NOR THE SECURITIES THAT MAY BE ACQUIRED UPON THE EXERCISE OF THE WARRANT MAY BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO APPLICABLE SECURITIES LAWS.

WARRANT

THIS WARRANT AGREEMENT (“Warrant”) is made and entered into on October 31, 2024, (“Effective Date”) as a deed poll by and between:

(1)	APTERA MOTORS CORP a California corporation (the “Company”); and

(2)	US CAPITAL GLOBAL SECURITIES, LLC, a California LLC (the “Holder”)

AGREED TERMS

1. Shares. Subject to the terms and conditions set forth in this Warrant, the Holder or his, her or its successor, is entitled to purchase from the Company at any time after the Effective Date of this Warrant and prior to the Warrant Termination Date the following:

Shares: 1000 (number and type of shares/equity i.e. Common Shares) of the Company Warrant Price: USD $0.0001 per Share

Purchase Price: Number of Shares x Warrant Price = USD $0.1

Warrant Termination Date: October 29, 2029 (unless this Warrant is earlier terminated pursuant to clause 12).

Exchange to occur upon surrender of this Warrant at the principal office of the Company and, at the election of the holder hereof, upon either (i) payment of the Purchase Price at said office in cash or by check, (ii) the cancellation of any present or future indebtedness from the Company to the holder hereof in a dollar amount equal to the Purchase Price, or (iii) tender of a notice as provided in the net issue exercise provisions of clause 7(b) hereof. Subject to adjustment as hereinafter provided.

1

2. Adjustment of Warrant Price and Number of Shares. The number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a)	Adjustment for Dividends in Stock or Other. In case at any time or from time to time on or after the date hereof the holders of the Shares of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of Shares receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of such Shares on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by paragraphs (b) and (c) of this clause 2.

(b)	Adjustment for Reclassification, Reorganization or Merger. In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock and securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in paragraphs (a) and (c); and in each such case, the terms of this clause 2 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

(c)	Stock Splits and Reverse Stock Splits. If at any time on or after the date hereof the Company shall subdivide its outstanding shares of Shares into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of Shares shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately decreased.

(d) Intentionally Omitted.

3. Intentionally Omitted.

4. No Fractional Shares. No fractional shares of Shares will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Shares on the date of exercise, as determined in good faith by the Company’s Board of Directors.

2

5. No Stockholder Rights. Other than the rights expressly given herein, this Warrant shall not entitle its holder to any of the rights of a stockholder of the Company, unless and until this Warrant is exercised.

6. Reservation of Stock. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock or Common Equity a sufficient number of shares to provide for the issuance of Shares upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares upon the exercise of this Warrant.

7. Exercise of Warrant.

(a)	Method of Exercise. This Warrant may be exercised by the holder hereof, in whole or in part and from time to time, by the surrender of this Warrant at the principal office of the Company, accompanied by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of Shares then being purchased. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date and in any event within five (5) business days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full Shares issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above, and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to the holder hereof. The Shares issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable.

(b) Net Issue Exercise.

(i)	In lieu of exercising this Warrant in the manner provided above in clause 7(a), holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to holder a number of Shares computed using the following formula:

X = Y(A-B)

           A

Where:

X = The number of Shares to be issued to holder.

3

Y = The number of Shares purchasable under this Warrant (at the date of such calculation).

A = The fair market value of one share of the Company’s Shares (at the date of such calculation).

B = The Warrant Price (as adjusted to the date of such calculation).

(ii)	For purposes of this clause 7(b), fair market value of the Company’s Shares shall mean the price per share which the Company could obtain from a willing buyer for the shares sold by the Company from authorized but unissued shares, as such price shall be determined in good faith by the Board of Directors of the Company.

(iii)	In the event the holder of this Warrant elects to exercise without use of the net issue right set forth in clause 7(b)(i), the Company shall have the option to not accept cash from such holder and in lieu thereof issue shares pursuant to the net issue formula set forth above.

(iv)	Notwithstanding anything to the contrary herein, this Warrant shall be subject to automatic exercise in the event of a public offering of the Company’s securities if the underwriter thereof requires that this Warrant be exercised as a condition to the underwriter proceeding with such public offering and so notifies the Holder in writing at least sixty (60) days prior to the effective date of such public offering. In addition, this Warrant shall also be subject to automatic exercise in the event of a Change of Control Transaction (as defined below) or a sale of the Company or other liquidity event (a “Liquidity Event”) if the principal in such Change of Control Transaction or the prospective purchaser in such Liquidity Event shall have informed the Company’s Board of Directors that such exercise is a condition to the completion of such transaction. Any such automatic exercise shall be deemed to be a Cashless Exercise unless the Holder elects to exercise this Warrant for cash and sends the aggregate Exercise Price to the Company to be held in escrow at least five (5) days prior to the closing date of the public offering.

A “Change in Control” shall mean (A) the closing of the sale, lease, transfer, exclusive license or other disposition of all or substantially all of this corporation’s assets, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of this corporation or the surviving or acquiring entity immediately following such merger or consolidation in substantially the same proportions, and with substantially the same terms, as held immediately prior to such merger or consolidation), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the then outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction

4

8. Certificate of Adjustment. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

9. Transfer of the Warrants.

(a)	Warrant Register. The Company shall maintain a register (the “Warrant Register”) containing the name and address of the Holder or Holders of this Warrant. Until this Warrant is transferred on the Warrant Register in accordance herewith, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary. Any Holder of this Warrant (or of any portion of this Warrant) may change its address as shown on the Warrant Register by written notice to the Company requesting a change.

(b)	Warrant Agent. The Company may appoint an agent for the purpose of maintaining the a warrant register, issuing the Shares or other securities then issuable upon the exercise of the rights under this Warrant, exchanging this Warrant, replacing this Warrant or conducting related activities.

(c)	Transferability of the Warrant. Subject to the provisions of this Warrant with respect to compliance with the Securities Act of 1933, as amended (the “Securities Act”) this Warrant may be transferred by the Holder at any time to any third party including, but not limited to, US Capital Global Equity LLC or another affiliate of Holder.

(d)	Exchange of the Warrant upon a Transfer. On surrender of this Warrant for exchange, subject to the provisions of this Warrant with respect to compliance with the Securities Act, the Company shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof, and the Company shall register any such transfer upon the Warrant Register. This Warrant (and the securities issuable upon exercise of the rights under this Warrant) must be surrendered to the Company or its warrant or transfer agent, as applicable, as a condition precedent to the sale, pledge, hypothecation or other transfer of any interest in any of the securities represented hereby.

10. Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

5

11. Securities Law. As a condition to exercise of this Warrant, Holder shall be required to make such representations and warranties and execute such documents as reasonably requested by the Company in order for the Company to perfect an exemption from the registration and qualification requirements of applicable securities laws.

12. Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest of (a) October 4, 2029 or (b) the consummation of a sale, merger or the like of the Company or an initial public offering of the Company, before which Holder has been given sufficient and reasonable notice and opportunity to exercise this Warrants.

13. Financial Information. If the Company ceases to be a registrant with the Securities and Exchange Commission, the Company agree that it will provide Warrant Holder with quarterly financial information, including but limited to audited or reviewed financials within 30 days of the end of each quarter or fiscal year end. Company shall also promptly provide such other and further financial or operational information as Warrant Holder may reasonably request from time to time.

14. Miscellaneous. This Warrant shall be governed by the laws of the State of Delaware. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the Company and the registered holder hereof. All notices and other communications from the Company to the holder of this Warrant shall be emailed or mailed by first class registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions. The language in this Warrant shall be construed as to its fair meaning, and not strictly for or against the Company or the holder. This Warrant sets forth the final, complete and exclusive statement of the terms and conditions between the parties pertaining to the subject matter of this Warrant and supersedes all prior and contemporaneous agreements or understandings with respect thereto.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed by:

APTERA MOTORS CORP		US CAPITAL GLOBAL SECURITIES, LLC

/s/ Chris Anthony		/s/ Charles Towle
Chris Anthony		Charles Towle
CEO		CEO

Date:	12/02/2024	Date:	11/14/2024

6